Exhibit 99.1
CR-09-26
THE GEO GROUP CONFIRMS THIRD QUARTER GUIDANCE
Boca Raton, Fla. — October 5, 2009 — The GEO Group (NYSE: GEO) (“GEO”) confirmed today its previously issued third quarter financial guidance. On August 4, 2009, GEO reported results for the thirteen weeks ended June 28, 2009, including total revenues of $276.4 million, Adjusted EBITDA of $42.3 million, GAAP earnings per share of $0.32, and pro forma earnings per share of $0.33, representing increases of 2.4%, 8.7%, 18.5% and 10.0%, respectively, over the prior year thirteen weeks ended June 29, 2008. Subsequently, on August 31, 2009, GEO provided guidance for the thirteen weeks ended September 27, 2009 projecting total revenues of approximately $275.0 million to $280.0 million, GAAP earnings per share of $0.34 to $0.35, and pro forma earnings per share of $0.35 to $0.36, which represents an increase of approximately 7.8% and 7.6% over June 28, 2009 reported GAAP earnings per share and pro forma earnings per share, respectively. A reconciliation from Adjusted EBITDA to GAAP Income from Continuing Operations and from pro forma earnings per share to GAAP earnings per share is available on GEO’s investor relations website at www.geogroup.com.
Although GEO has not completed its financial close for the thirteen weeks ended September 27, 2009, based upon a preliminary review of its results of operations, to the extent available, GEO expects its revenues and earnings per share to be consistent with its previously issued guidance for the thirteen weeks ended September 27, 2009, and its Adjusted EBITDA for the thirteen weeks ended September 27, 2009 to meet or exceed Adjusted EBITDA for the thirteen weeks ended June 28, 2009. The foregoing estimates are preliminary, are based on a number of assumptions (including, but not limited to, the continued operation of GEO’s facilities under current contracts at expected occupancy levels through the month of September), and are subject to a number of risks and uncertainties and, as a result, could change.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
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N E W S R E L E A S E
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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